UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PARKER-HANNIFIN CORPORATION

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PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard - Cleveland, Ohio 44124-4141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 25, 2006

TO OUR SHAREHOLDERS:

It is truly my pleasure to hereby cordially invite you to attend the Annual Meeting of the Shareholders of Parker-Hannifin Corporation (the “Corporation”). The Annual Meeting will be held at the Corporation’s headquarters at 6035 Parkland Boulevard, Cleveland, Ohio 44124, on Wednesday, October 25, 2006, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect four Directors in the class whose three-year term of office will expire in 2009;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending June 30, 2007;

3.	To consider and vote upon a shareholder proposal to declassify the election of Directors; and

4.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on August 31, 2006 are entitled to vote at the meeting. Your vote is important, so if you do not expect to attend the Annual Meeting, or if you do plan to attend but wish to vote by proxy, please mark, date, sign and return the enclosed proxy card promptly in the envelope provided or vote electronically via the internet or by telephone in accordance with the instructions on the enclosed proxy card.

Thank you for your support of Parker-Hannifin Corporation.

By Order of the Board of Directors

Thomas A. Piraino, Jr.

Secretary

September 25, 2006

PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard - Cleveland, Ohio 44124-4141

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held on October 25, 2006, and at all adjournments thereof. Only shareholders of record at the close of business on August 31, 2006 will be entitled to vote at the meeting. On August 31, 2006, 119,738,081 Common Shares were outstanding and entitled to vote at the meeting. Each share is entitled to one vote. This Proxy Statement and the form of proxy are being mailed to shareholders on or about September 25, 2006.

Shareholders of the Corporation have cumulative voting rights in the election of Directors if any shareholder gives notice in writing to the President, a Vice President or the Secretary of the Corporation not less than 48 hours before the time fixed for holding the meeting that cumulative voting at such election is desired. The fact that such notice has been given must be announced upon the convening of the meeting by the Chairman, the Secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder has the right to cumulate votes and give one nominee the number of votes equal to the number of Directors to be elected multiplied by the number of votes to which the shareholder is entitled, or to distribute votes on the same principle among two or more nominees, as the shareholder sees fit. In the event that voting at the election is cumulative, the persons named in the proxy will vote Common Shares represented by valid Board of Directors’ proxies on a cumulative basis for the election of the nominees named below, allocating the votes of such Common Shares in accordance with their judgment.

ELECTION OF DIRECTORS

The Directors of the class elected at each Annual Meeting of Shareholders hold office for terms of three years. The Board of Directors of the Corporation presently consists of 12 members divided into three classes. The class whose term expires in 2006 presently consists of five members, the class whose term expires in 2007 presently consists of three members and the class whose term expires in 2008 presently consists of four members. Duane E. Collins, a director since 1992 whose term expires in October 2006, and Peter W. Likins, a director since 1989 whose term expires in October 2008, have each elected to retire as of October 25, 2006 in accordance with the Corporation’s policy requiring retirement at age 70. Hector R. Ortino, a director since 1997 and a member of the class whose term expires in October 2007, passed away in November 2005.

Shareholder approval is sought to elect Robert J. Kohlhepp, Giulio Mazzalupi, Klaus-Peter Müller and Markos I. Tambakeras, Directors whose terms of office expire in 2006, to the class whose three-year term of office will expire in 2009. The number of Directors in the class whose term expires in 2009 has been fixed by the Directors at four. A plurality of the Common Shares voted in person or by proxy is required to elect a Director.

Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of another person for Director as the Board of Directors may recommend. However, the Board of Directors has no reason to believe that this contingency will occur.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2009

ROBERT J. KOHLHEPP, 62, has served as a Director of the Corporation since July 2002. He is Chairman of the Audit Committee and a member of the Finance Committee. Mr. Kohlhepp has been Vice Chairman of Cintas Corporation (uniform rental) since July 2003 and has been a Director of Cintas since 1979. He was the Chief Executive Officer of Cintas from August 1995 to July 2003. Mr. Kohlhepp is also a director of Eagle Hospitality Properties Trust, Inc.

GIULIO MAZZALUPI, 65, has served as a Director of the Corporation since 1999. He is a member of the Corporate Governance and Nominating Committee and the Finance Committee. Now retired, Mr. Mazzalupi was the President, Chief Executive Officer and a Director of Atlas Copco AB (industrial manufacturing) in Sweden until July 2002.

KLAUS-PETER MÜLLER, 62, has served as a Director of the Corporation since 1998. He is Chairman of the Finance Committee and a member of the Corporate Governance and Nominating Committee. Mr. Müller has been Chairman of the Board of Managing Directors of Commerzbank AG (international banking) in Frankfurt, Germany since May 2001 and a member of the Board of Managing Directors of Commerzbank since 1990. In March 2005, Mr. Müller was named President of the Association of German Banks, Berlin, Germany.

MARKOS I. TAMBAKERAS, 56, was elected to the Board of Directors of the Corporation in January 2005 effective April 1, 2005. He is a member of the Human Resources and Compensation Committee and the Finance Committee. Mr. Tambakeras has been the Executive Chairman of the Board of Kennametal Inc. (global tooling solutions supplier) since January 1, 2006. He was previously Chairman of the Board of Kennametal from July 2002 to December 2005 and President and Chief Executive Officer of Kennametal from July 1999 to December 2005. He is also a Director of ITT Industries, Inc.

The Board of Directors unanimously recommends a vote FOR each of the nominees to the Board of Directors.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2007

CANDY M. OBOURN, 56, has served as a Director of the Corporation since 2002. She is a member of the Corporate Governance and Nominating Committee and the Human Resources and Compensation Committee. Ms. Obourn has been Chief Executive Officer and President of Active Healthcare (women’s health care products) since February 2006. She was previously General Manager, Film Capture, Digital & Film Imaging Systems of Eastman Kodak Company (photography and digital imaging) from November 2004 to February 2006; Senior Vice President of Eastman Kodak from January 2000 to February 2006; Chief Operating Officer, Health Imaging Division of Eastman Kodak from January 2002 to November 2004; and President, Document Imaging of Eastman Kodak from April 1998 to December 2001.

NICKOLAS W. VANDE STEEG, 63, was elected to the Board of Directors of the Corporation in August 2004. Mr. Vande Steeg has been President of the Corporation since October 2004 and Chief Operating Officer of the Corporation since October 2003. He was previously Executive Vice President of the Corporation from October 2003 to October 2004; a Senior Vice President of the Corporation from August 2002 to October 2003; Operating Officer of the Corporation from January 2002 to October 2003; Corporate Vice President of the Corporation from January 2002 to August 2002; Vice President of the Corporation from September 1995 to January 2002; and President of the Seal Group of the Corporation from 1987 to January 2002. Mr. Vande Steeg is also a Director of Trimble Navigation Limited.

DONALD E. WASHKEWICZ, 56, has served as a Director of the Corporation since 2000. Mr. Washkewicz has been the Chairman of the Board of Directors of the Corporation since October 2004 and Chief Executive Officer of the Corporation since July 2001. He was previously the President of the Corporation from February 2000 to October 2004.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 20081

WILLIAM E. KASSLING, 62, has served as a Director of the Corporation since 2001. He is Chairman of the Corporate Governance and Nominating Committee and a member of the Audit Committee. Mr. Kassling has been Chairman of the Board of Wabtec Corporation (technology-based equipment for the rail industry) since 1990. He was previously Chief Executive Officer of Wabtec from May 2004 to February 2006 and President of Wabtec from May 2004 to February 2006.

JOSEPH M. SCAMINACE, 53, was elected to the Board of Directors of the Corporation in October 2004. He is a member of the Corporate Governance and Nominating Committee and the Human Resources and Compensation Committee. Mr. Scaminace has been a Director and President and Chief Executive Officer of OM Group, Inc. (metal-based specialty chemicals) since June 2005 and Chairman of the Board of OM Group, Inc. since August 2005. He was previously the President and Chief Operating Officer of The Sherwin Williams Company (paints and coatings) from October 1999 to May 2005. Mr. Scaminace is also a Director of The Boler Company.

WOLFGANG R. SCHMITT, 62, has served as a Director of the Corporation since 1992. He is Chairman of the Human Resources and Compensation Committee and a member of the Audit Committee. Mr. Schmitt has been the Chief Executive Officer of Trends 2 Innovation (strategic growth consultants) since May 2000.

No Director of the Corporation is related to any other Director. During the fiscal year ended June 30, 2006, there were five meetings of the Corporation’s Board of Directors. Each Director, except for Dr. Likins, attended at least 75% of the meetings held by the Board of Directors and the Committees of the Board on which he or she served.

In making a determination as to the independence of its Directors for purposes of considering membership on the Corporation’s Board of Directors and Committees, the Corporation has followed the rules of the New York Stock Exchange and has broadly considered the materiality of each Director’s relationship with the Corporation. Based upon the foregoing criteria, the Board of Directors has determined that the following Directors are independent: William E. Kassling, Robert J. Kohlhepp, Dr. Peter W. Likins, Giulio Mazzalupi, Klaus-Peter Müller, Candy M. Obourn, Joseph M. Scaminace, Wolfgang R. Schmitt and Markos I. Tambakeras.

The Audit Committee, which met eight times during the fiscal year ended June 30, 2006, is responsible for, among other things, appointing, determining the compensation of and overseeing the work of the independent registered public accounting firm and ensuring its independence, approving all non-audit engagements with the independent registered public accounting firm and reviewing with the Corporation’s financial management and its independent registered public accounting firm annual and quarterly financial statements, the proposed internal audit plan for each calendar year, the proposed independent audit plan for each fiscal year, the results of the audits and the adequacy of the Corporation’s internal control structure.

Audit Committee Financial Experts. The Corporation’s Board of Directors has determined that Robert J. Kohlhepp, the Chairman of the Audit Committee, is an audit committee financial expert as defined in the federal securities laws. Mr. Kohlhepp is independent as defined for audit committee members in the listing standards of the New York Stock Exchange.

[1]	Dr. Peter W. Likins is also a present director whose term expires in October 2008. As set forth above, however, Dr. Likins has elected to retire from the Board of Directors effective as of October 25, 2006.

The Human Resources and Compensation Committee, which met five times during the fiscal year ended June 30, 2006, is responsible for, among other things, annually reviewing corporate policies and programs for management succession and the development of management personnel, annually reviewing and fixing the salaries and other compensation of the officers of the Corporation, reviewing and determining the compensation of the non-employee directors of the Corporation, appointing and determining the fees of compensation consultants, deciding upon the grant of stock incentives to the officers and other employees of the Corporation, and overseeing regulatory compliance with respect to compensation matters.

The Finance Committee, which met twice during the fiscal year ended June 30, 2006, is responsible for, among other things, reviewing the Corporation’s capital structure and tax and risk management strategies and reviewing and approving the Corporation’s debt and equity offerings, share repurchase programs and the funding and investment policies for defined benefit plans, defined contribution plans and non-qualified plans sponsored by the Corporation.

The Corporate Governance and Nominating Committee, which met three times during the fiscal year ended June 30, 2006, is responsible for, among other things, evaluating and recommending to the Board qualified nominees for election as Directors of the Corporation and qualified Board members for committee membership, establishing evaluation procedures and completing an annual evaluation of the Board’s performance, developing and recommending corporate governance principles to the Board and considering other matters pertaining to the size and composition of the Board. The Corporate Governance and Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as Directors of the Corporation, provided that such recommendations comply with the procedures set forth under the caption “Procedures for Submission and Consideration of Director Candidates” in this Proxy Statement.

The Board of Directors adopted a written charter for each of the committees of the Board of Directors. These charters, as well as the Corporation’s Code of Ethics, Guidelines on Corporate Governance Issues and Independence Standards for Directors, are posted and available on the Corporation’s investor relations internet website at www.phstock.com under the Corporate Governance page. Shareholders may request copies of these corporate governance documents, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000.

Executive Sessions. In accordance with the listing standards of the New York Stock Exchange, the non-management Directors of the Corporation are scheduled to meet regularly in executive sessions without management, and if required, the independent Directors of the Corporation will meet at least once annually. Additional meetings of the non-management Directors may be scheduled from time to time when the non-management Directors decide such meetings are desirable. The Chairman of the Corporate Governance and Nominating Committee will preside at such meetings. The Corporate Governance and Nominating Committee Charter provides that the Chairman of the Corporate Governance and Nominating Committee has a term limit of three years. The non-management Directors met three times during the fiscal year ended June 30, 2006.

Compensation of Directors. The Corporation currently compensates Directors, other than officers who are Directors, for their services as follows:

Annual retainer for Audit Committee Chair:	$82,500

Annual retainer for Committee Chairs (other than the Audit Committee Chair):	$72,500

Annual retainer for Non-Chair Committee members:	$67,500

Beginning October 1, 2006, the Corporation will compensate Directors, other than officers who are Directors, for their services as follows:

Annual retainer for Audit Committee Chair:	$95,000

Annual retainer for Committee Chairs (other than the Audit Committee Chair):	$85,000

Annual retainer for Non-Chair Committee members:	$80,000

In addition to the annual retainers described above, the fee for attending each Board or Committee meeting that exceeds the number of regularly scheduled Board or Committee meetings in a fiscal year by two is $1,500.

Duane E. Collins, former Chairman of the Board of Directors, receives an annual retainer of $175,000, plus meeting fees, club memberships and the use of a leased automobile. Directors may elect to defer all or a portion of their fees under the Corporation’s Deferred Compensation Plan for Directors or to elect to receive all or a portion of their fees in Common Shares of the Corporation pursuant to the Corporation’s Non-Employee Directors’ Stock Plan.

Each Director who was not a current or retired employee of the Corporation was granted 2,750 stock options under the Corporation’s 2004 Non-Employee Directors Stock Incentive Plan in August 2005 at an option price equal to the then current fair market value of the Corporation’s Common Shares. Such options have a ten-year term and vest 50% following one year of continued service as a Director and the remaining 50% following the second year of continued service as a Director.

Certain Relationships and Related Transactions. Russell G. Chester, Vice President-Enterprise Compliance, is the spouse of Pamela J. Huggins, a Vice President and Treasurer of the Corporation. Mr. Chester’s salary and bonus for fiscal 2006 was $294,680. The Corporation has taken the necessary steps to ensure the avoidance of any conflicting interests resulting from this relationship.

Attendance at Annual Meeting. The Corporation holds a regularly scheduled meeting of its Board of Directors in conjunction with its Annual Meeting of Shareholders. Directors are expected to attend the Annual Meeting of Shareholders absent an appropriate reason. All of the members of the Board of Directors attended the Corporation’s 2005 Annual Meeting of Shareholders, except for Duane Collins who was recuperating from surgery and Klaus-Peter Müller who had to remain in Germany for business.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s officers, directors and beneficial owners of more than 10% of the Corporation’s Common Shares to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. SEC regulations require that the Corporation be furnished with copies of these reports. Based solely on a review of these reports and written representations from the officers and directors, the Corporation believes that there was compliance with all such filing requirements for the fiscal year ended June 30, 2006, except that Robert W. Bond, Vice President and President, Fluid Connectors Group, inadvertently filed one late Form 4 to report a sale.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of four directors, each of whom is independent, as defined for audit committee members in the listing standards of the New York Stock Exchange. The responsibilities of the Audit Committee are set forth in the written Audit Committee Charter amended by the Audit Committee on August 16, 2006, a copy of which is attached to this Proxy Statement as Appendix A and which can otherwise be accessed on the Corporate Governance page of the Corporation’s investor relations website at www.phstock.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Corporation for the fiscal year ended June 30, 2006 with the Corporation’s management and with PricewaterhouseCoopers LLP (“PwC”), the Corporation’s independent registered public accounting firm.

The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PwC their objectivity and independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended June 30, 2006 be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 filed with the Securities and Exchange Commission.

Audit Committee:

Robert J. Kohlhepp, Chairman

William E. Kassling

Dr. Peter W. Likins

Wolfgang R. Schmitt

HUMAN RESOURCES AND COMPENSATION

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Human Resources and Compensation Committee of the Board of Directors (the “Committee”), which consists of five Directors, each of whom is independent as defined in the listing standards of the New York Stock Exchange, has furnished the following report on executive compensation.

Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors in conjunction with its approval and review of the Corporation’s strategies and operating plans, thereby assuring that the Corporation’s system of executive compensation is reasonable and appropriate, meets its stated purpose and effectively serves the interests of the shareholders and the Corporation.

The Corporation’s executive compensation programs are designed to attract, retain and motivate key executives critical to the long-term success of the Corporation by remaining competitive with other multinational diversified manufacturing companies of similar size. The Committee believes that it is important to review compensation information of numerous comparable manufacturers in order to establish competitive compensation ranges at the appropriate levels. The Committee uses the services of a compensation consulting firm to assist in gathering and analyzing this comparative compensation information which is used by the Committee to establish competitive salary grade ranges at the market median for total annual compensation (base pay and annual bonus) and long-term compensation. The group of companies used for compensation comparison purposes (the “Compensation Comparison Group”) primarily consists of Fortune 300 industrial manufacturing companies of comparable size and like industry. The Compensation Comparison Group is not identical to the group of companies upon which the S&P 500 Industrial Machinery Index (used in the performance graph on page 17) is based.

In addition to being competitive, the Corporation’s executive compensation programs are intended to reward executives commensurate with performance and attainment of pre-determined financial objectives such as free cash flow, return on net assets, revenue and earnings growth and return on invested capital. Furthermore, the Corporation’s long-term incentive compensation programs are intended to reward participants for results that drive the appreciation of the Corporation’s stock price. Accordingly, compensation of executive officers is directly and materially linked to both operating performance and increases in shareholder value, thus aligning the financial interests of the Corporation’s executives with those of its shareholders.

The Corporation’s executive compensation programs are also intended to maximize the tax deductibility of compensation paid to the Corporation’s Chief Executive Officer and four other highest paid executive officers under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1,000,000 paid to any such executive. In order to preserve the deductibility of all performance-based executive compensation, the Corporation has established the Performance Bonus Plan, which was approved by the shareholders at the 2005 Annual Meeting of Shareholders (the “Performance Bonus Plan”).

Compensation for the Corporation’s executives consists of three primary elements: base salary, annual cash incentive bonuses, and long-term incentive compensation. It is the Committee’s practice to target each of these elements to deliver compensation to each executive and all executives as a group at approximately the 50th percentile of the Compensation Comparison Group.

1. Base salaries are set within a competitively established range. The specific base salary within the range is determined by experience, individual contributions and performance as measured against pre-established goals and objectives. Goals and objectives for each executive vary in accordance with each executive’s responsibilities and are established annually by each executive’s supervisor. In the case of the Chief Executive Officer, such goals and objectives are set by the Committee.

2.	Annual cash incentive bonuses consisted of the following during fiscal 2006:

a. An amount that was determined by the Corporation’s actual free cash flow margin (operating cash flow less capital expenditures expressed as a percent of the Corporation’s sales) as compared to a target established by the Committee prior to fiscal 2006 after evaluation of (i) the Corporation’s annual plan for free cash flow margin established at the beginning of the fiscal year and (ii) the historical performance of the Compensation Comparison Group in such regard (the “Target Incentive Bonus”); and

b. An amount that was determined based on the following: (i) for each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Executive Vice President—Sales, Marketing and Operations Support (the “Office of the Chief Executive”), the return on corporate net assets; (ii) for each executive responsible for an individual operating unit, the return on division net assets for the divisions in such operating unit; and (iii) for each other corporate staff executive officer, the average return on net assets for all divisions (the “RONA Bonus”).

Annual cash incentive bonus payments to members of the Office of the Chief Executive are awarded under the Performance Bonus Plan. The target amounts of the annual cash incentive bonuses are established in such a manner that base salary plus target bonus will produce competitive or median total annual cash compensation. Target annual cash incentive bonuses represent approximately 90-110% of base salary for the Chief Executive Officer and the Chief Operating Officer, 55-75% of base salary for the Chief Financial Officer, the Executive Vice President—Sales, Marketing and Operations Support, and other executive officers with operational profit and loss responsibility, and 40-70% of base salary for all other executive officers. The amount of annual cash incentive bonuses actually paid is dependent upon the financial performance of the Corporation during the fiscal year, as more fully described below in connection with the discussion of the annual cash incentive bonuses paid to Mr. Washkewicz.

The Chief Executive Officer, with the approval of the Committee, also has the authority to establish additional annual incentive programs for operating executives. In fiscal year 2006, under a Volume Incentive Plan, each operating group president had the opportunity to earn an additional bonus of 1% of base salary for each 1% of sales by which such president’s group exceeded its previous year’s sales by between 10% and 15%, and an additional bonus of 2% of base salary for each 1% of sales by which such president’s group exceeded its previous year’s sales by more than 15%; subject, however, to an overall maximum of 15% of the executive’s base salary. Acquisitions may only account for up to 5% of the increase in sales. Also, sales growth above 15% resulted in additional payments under the Volume Incentive Plan only if the group exceeded corporate goals with respect to its return on sales and its assets/sales ratio.

3. Long-term incentive compensation for executive officers was comprised of two components during fiscal year 2006: (a) long-term incentive plan (“LTIP”) awards; and (b) stock options with tandem stock appreciation rights (“Stock Incentives”). The Committee intends for the total value of all long-term incentive compensation awards at target performance to equal the median value of competitive practices for the Compensation Comparison Group. One-half of this value is delivered in LTIP awards and the remainder in the form of Stock Incentives.

LTIP awards, which are awarded to eligible executives under the Performance Bonus Plan, are expressed in a target amount of performance-based restricted Common Shares of the Corporation, calculated by dividing the dollar equivalent of the award by the average daily market price of the Corporation’s Common Shares during the prior fiscal year. The target LTIP value is established by the Committee at the market median of comparative LTIP compensation for the Compensation Comparison Group. Under the LTIP, payments are determined by comparing the Corporation’s compound annual revenue growth, compound annual growth in fully diluted earnings per share (“EPS”) and average return on invested capital to the performance of a group of approximately twenty of its peers (the “Performance Comparison Group”). Payments earned under the LTIP by those participants actively employed by the Corporation at the time of payment are paid in restricted shares; provided, however, that, at the election of any such participant made in accordance with the applicable rules established by the Corporation, such payments will be paid as a credit to the participant’s account under the Corporation’s Executive Deferral Plan (“EDP”) in an amount equal to the number of earned restricted shares multiplied by the closing price of the Corporation’s Common Shares at the end of the three fiscal year performance period. The actual amount of the LTIP payments is dependent upon the financial performance of the Corporation during the fiscal year, as more fully described below in connection with the discussion of the LTIP payments received by Mr. Washkewicz.

Stock Incentives are determined by utilizing the Black-Scholes valuation model to convert a target Stock Incentive dollar value (adjusted for risk of non-vesting) into the number of Stock Incentives to be granted. The target Stock Incentive value was established by the Committee at the market median of comparative Stock Incentive compensation for the Compensation Comparison Group. Stock Incentives were granted with an exercise price equal to the closing price of the Corporation’s Common Shares on the day of grant. Grants have a ten-year term and vest ratably over three years following the date of grant.

Long-term incentive programs are designed to link the interests of the executives with those of the shareholders. LTIP awards focus on the Corporation’s revenue and earnings growth and return on invested capital as compared to the Performance Comparison Group and provide an incentive to increase the stock price during the three fiscal year performance period. Restricted stock awards build stock ownership and encourage a long-term focus on shareholder value, because the stock is restricted from being sold, transferred or assigned for a specified period. Grants of Stock Incentives provide an incentive that aligns the executive’s interests with those of the shareholders, because Stock Incentives will provide value to the executive only when the price of the Corporation’s stock increases above the Stock Incentive grant price.

Incentive compensation that is significantly “at risk” based upon the financial and stock performance of the Corporation makes up the majority of the compensation for the Corporation’s executives. More than one-half of each executive’s targeted total compensation (including base salary, annual bonus, LTIP payouts, and Stock Incentives) may fluctuate significantly from year to year because it is directly tied to stock price and business and individual performance. The Committee reviews and evaluates the criteria used to determine incentive compensation at least annually to ensure that it remains consistent with the Corporation’s compensation philosophy of aligning the executive’s interests with the interests of the shareholders and the Corporation.

In August 1996, the Board of Directors, at the recommendation of the Committee, adopted stock ownership guidelines that are designed to encourage the accumulation and retention of the Corporation’s Common Shares by its Directors, executive officers and other key executives. These guidelines, stated as a multiple of executives’ base salaries and of Directors’ annual retainers, are as follows:

Chief Executive Officer and President—three times base salary;

Vice Presidents—two times base salary;

Other executive officers and group presidents—one times base salary; and

Non-management Directors—four times annual retainer

The recommended time period for reaching the above guidelines is five years. The Chief Executive Officer reviews compliance with this policy with the Committee on an annual basis. As of June 30, 2006, all officers and Directors who have been in their position for at least five years were in compliance with the guidelines.

The Corporation’s executive compensation philosophy is specifically evident in the compensation paid during the most recent fiscal year to Donald E. Washkewicz, the Corporation’s Chairman and Chief Executive Officer.

Base Salary.

Mr. Washkewicz’s 10% increase in base salary from fiscal 2005 to fiscal 2006 is reflective of his “above expectations” performance rating by the Board of Directors with respect to his fiscal 2005 performance. Mr. Washkewicz exceeded all financial and strategic goals established for him by the Board of Directors for fiscal 2005. The Corporation had record sales, earnings, and cash flow in fiscal 2005 and continued its success in the implementation of the Corporation’s “Win Strategy”, resulting in profitable growth (both organic and through acquisitions), profit margin improvement and productivity gains in excess of expectations.

Annual Cash Incentive Bonuses.

In fiscal 2006, Mr. Washkewicz was targeted to receive 100% of his Target Incentive Bonus of $600,000 if the Corporation achieved the 6% target free cash flow margin established by the Committee, adjusted for discretionary pension plan contributions. A minimum payout of 25% of the Target Incentive Bonus was established at a 3% free cash flow margin and a maximum payout of 200% of the Target Incentive Bonus was established at a 9% free cash flow margin. During the fiscal year ended June 30, 2006, the Corporation’s adjusted free cash flow margin was 9.13% and each executive officer, including Mr. Washkewicz who received $1,200,000, received an amount equal to 200% of his Target Incentive Bonus, which is included in the “Bonus” column of the Summary Compensation Table on page 12.

Based on the Corporation’s actual return on corporate net assets of 21.98%, Mr. Washkewicz received a RONA Bonus payment for the fiscal year ended June 30, 2006 of $701,800, which is included in the “Bonus” column of the Summary Compensation Table on page 12. The other executive officers also received RONA Bonuses calculated as described above.

Long-Term Incentive Compensation.

In fiscal year 2006, the Corporation achieved the following percentile rankings among the Performance Comparison Group with respect to the LTIP performance measures:

Performance Measure	Result	Percentile Ranking
Compound annual revenue growth	13.55%	62.00

Compound annual growth in fully diluted EPS	49.11%	64.70

Average return on invested capital	18.84%	77.16

As a result, Mr. Washkewicz and the other executive officers received a payment under the 2004-05-06 LTIP in the form of either restricted shares and/or credits to their EDP accounts in an amount equal to the value of the restricted shares earned, as reported in the “LTIP Payouts” column of the Summary Compensation Table on page 12. Such payment represents a total payout of 166.40% of the target payment that would have been achieved had the Corporation merely ranked at the 55th percentile among the Performance Comparison Group in each of the LTIP performance measures for fiscal years 2004, 2005 and 2006.

During fiscal year 2006, Mr. Washkewicz and the other executive officers also received a long-term incentive award for the 2006-07-08 performance period as described in the LTIP Table on page 14 and a Stock Incentive grant as reported in the Option/SAR Grants Table on page 13.

The Chief Executive Officer or the Committee may, from time to time, authorize other forms of compensation to the Corporation’s executive officers which may be tailored to specific circumstances that exist at that time and which are consistent with the overall compensation policies of the Corporation and the Committee.

The Committee continually evaluates the changing environment for executive compensation, including marketplace trends and tax law and accounting changes. The Corporation’s recent adoption of FAS 123R (which will result in the recognition of compensation expense for Stock Incentives) and the recent enactment of Section 409A of the Internal Revenue Code (which impacts deferred compensation arrangements) will be considered as the Committee establishes executive compensation in fiscal year 2007 and beyond.

Human Resources and Compensation Committee

Wolfgang R. Schmitt, Chairman

Dr. Peter W. Likins

Candy M. Obourn

Joseph M. Scaminace

Markos I. Tambakeras

EXECUTIVE COMPENSATION

The following table summarizes compensation paid by the Corporation for each of the last three fiscal years to its Chief Executive Officer and each of the other four most highly compensated executive officers:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($) (b)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)		All Other Compensation ($)
Donald E. Washkewicz, Chief Executive Officer and Chairman of the Board	2006 2005 2004	1,100,000 1,000,000 926,524	1,901,800 1,588,000 948,549	271,264(a) 97,229 82,784	0 0 0	133,469 102,500 126,846	4,648,550 2,394,330 1,056,366	(c)	15,402 12,347 15,452	(d)

Nickolas W. Vande Steeg, President and Chief Operating Officer	2006 2005 2004	733,000 685,000 552,914	962,123 872,224 481,287	309,604(a) 169,069 225,804	325,050 706,300 0	66,332 56,000 62,715	2,700,946 972,689 356,463	(c)	108,967 47,760 17,929	(d)

John D. Myslenski, Executive Vice President—Sales, Marketing and Operations Support	2006 2005 2004	631,000 598,000 543,289	631,547 580,974 472,688	184,798(a) 16,159 8,774	0 0 0	85,717 50,500 69,400	2,528,518 972,689 372,398	(c)	15,012 12,091 17,634	(d)

Timothy K. Pistell Executive Vice President—Finance and Administration and Chief Financial Officer	2006 2005 2004	589,000 525,000 362,700	547,469 460,220 257,929	213,992(a) 10,691 22,562	0 0 0	43,652 46,149 26,300	1,721,634 546,246 277,084	(c)	12,664 13,744 16,926	(d)

Robert P. Barker Vice President and President, Parker Aerospace Group	2006 2005 2004	400,000 376,700 321,300	407,320 383,253 294,381	109,238(a) 7,274 86,286	0 0 0	17,000 20,000 26,300	1,291,264 658,484 277,084	(c)	17,000 15,157 18,320	(d)

(a)	Unless otherwise indicated, no executive officers named in the Summary Compensation Table received personal benefits or perquisites in an amount greater than the lesser of $50,000 or 10% of his total compensation reported in the Salary and Bonus columns. Reported in this column is annual compensation consisting of (i) amounts reimbursed by the Corporation for the payment of income taxes on certain executive perquisites; (ii) $247,777 in executive perquisites received by Mr. Washkewicz in fiscal year 2006, including payments of $210,749 for life insurance premiums under the Corporation’s Officer Life Insurance Plan; (iii) $240,597 in executive perquisites received by Mr. Vande Steeg in fiscal year 2006, including payments of $114,374 for life insurance premiums under the Corporation’s Officer Life Insurance Plan; (iv) $171,535 in executive perquisites received by Mr. Myslenski in fiscal year 2006, including payments of $136,484 for life insurance premiums under the Corporation's Officer Life Insurance Plan; (v) $202,655 in executive perquisites received by Mr. Pistell in fiscal year 2006, including payments of $105,799 for life insurance premiums under the Corporation’s Officer Life Insurance Plan and $57,046 for country club dues; and (vi) $104,829 in executive perquisites received by Mr. Barker in fiscal year 2006, including payments of $71,035 for life insurance premiums under the Corporation's Officer Life Insurance Plan.
(b)	The number and value of the aggregate restricted stock holdings for each of the above-named executive officers with restricted stock as of June 30, 2006 was as follows: Mr. Waskewicz, 55,890 shares with a value of $4,337,064, Mr. Vande Steeg, 30,686 shares with a value of $2,381,234, Mr. Myslenski, 21,949 shares with a value of $1,703,242, and Mr. Pistell, 13,331 shares with a value of $1,034,486. The restricted shares reported in the prior sentence on behalf of Messrs. Washkewicz, Myslenski and Pistell and 15,686 shares reported on behalf of Mr. Vande Steeg were awarded under various Long Term Incentive Plans and are subject to a three-year vesting period, with accelerated vesting in the event of the death, disability or normal retirement of the Plan participant or a Change in Control (as defined on page 15). Mr. Vande Steeg’s remaining restricted shares which are reported in dollars in the Restricted Stock Awards column of this table are subject to a three-year vesting period, with accelerated vesting in the event of retirement at or after December 31, 2006 or a Change in Control (as defined on page 15). Dividends are paid by the Corporation on the restricted shares.
(c)	Represents: (i) the dollar value of restricted shares issued to Messrs. Washkewicz, Vande Steeg, Pistell, and Myslenski under the 2004-05-06 LTIP based on the Corporation’s stock price on the date of issuance of the shares; and (ii) a credit to the Executive Deferral Plan account of Mr. Barker based upon performance achieved under the 2004-05-06 LTIP.
(d)	Represents $15,402, $108,967, $15,012, $12,664 and $17,000 of matching contributions by the Corporation to one or more retirement plans.

The following table summarizes stock option grants by the Corporation during the fiscal year ended June 30, 2006 to each of the executive officers identified in the Summary Compensation Table on page 12:

Option/SAR Grants in Fiscal 2006

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal 2006	Exercise Or Base Price ($/Sh)	Expiration Date	Potential realizable value at assumed annual rates of stock price appreciation for option term (a)
					5% ($)	10% ($)
Donald E. Washkewicz	101,500(b)	6.4%	$65.65	08/09/15	4,190,631	10,619,844
	7,277(c)	0.5%	$73.46	08/08/10	133,526	291,786
	23,921(c)	1.5%	$83.70	08/08/10	466,172	1,011,380
	771(c)	0.0%	$83.70	10/30/07	4,968	10,060

Nickolas W. Vande Steeg	43,500(b)	2.7%	$65.65	08/09/15	1,795,985	4,551,362
	22,832(c)	1.4%	$73.46	08/06/12	633,816	1,459,969

John D. Myslenski	34,500(b)	2.2%	$65.65	08/09/15	1,424,402	3,609,701
	14,886(c)	0.9%	$66.65	08/06/12	385,637	892,148
	9,697(c)	0.6%	$72.26	08/06/12	264,786	609,941
	18,886(c)	1.2%	$82.72	08/07/11	469,921	1,049,061
	7,748(c)	0.5%	$82.05	08/07/11	186,797	415,804

Timothy K. Pistell	24,500(b)	1.5%	$65.65	08/09/15	1,011,532	2,563,411
	5,199(c)	0.3%	$68.28	08/06/12	136,058	314,087
	13,953(c)	0.9%	$79.83	04/16/13	462,654	1,081,720

Robert. P. Barker	17,000(b)	1.1%	$65.65	08/09/15	701,879	1,778,693

(a)	The potential realizable value illustrates the value that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation over the entire term of the options. Shareholders of the Corporation, as a group, would realize approximately $4.91 billion and $12.45 billion at assumed annual rates of appreciation of 5% and 10%, respectively, over the life of the options. There can be no assurance that the amounts reflected in this table will be achieved.
(b)	Options with tandem stock appreciation rights (“SARs”) vest over a three year period in one-third increments for an active employee of the Corporation. If active employment is terminated prior to a vesting date due to retirement, permanent disability or death, any unvested options with tandem SARs will continue to vest in accordance with the vesting schedule. The options with tandem SARs have accelerated vesting in the event of a Change in Control (as defined on page 15). The grant may be exercised in whole or in part as an option or a SAR but not both. Restorative or “reload” SARs are attached to each option and reload SARs will be granted upon exercise, subject to certain vesting provisions, if the exercise price is paid using shares of the Corporation’s common stock owned by the grantee.
(c)	Reload option grant which is exercisable on the date following completion of one year of continuous full-time employment after the exercise date of the underlying option, provided, the executive officer retains ownership for one year of the shares resulting from the underlying option exercise, less shares surrendered or sold to satisfy tax obligations. Reload options have accelerated vesting in the event of a Change in Control (as defined on page 15).

The following table summarizes exercises of stock options during the fiscal year ended June 30, 2006 by each of the executive officers identified in the Summary Compensation Table on page 12 and the fiscal year-end value of unexercised options/SARs for such executive officers:

Aggregated Option Exercises in Fiscal 2006 and Fiscal Year-End Option/SAR Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)	Value of Unexercised In-the-Money Options/SARs at FY-End ($)
Name			Exercisable / Unexercisable	Exercisable / Unexercisable
Donald E. Washkewicz	80,320	6,584,225	537,306 / 184,719	17,653,857 / 2,432,564

Nickolas W. Vande Steeg	68,508	5,183,322	136,469 / 94,332	4,039,280 / 1,264,229

John D. Myslenski	92,050	7,019,037	186,700 / 110,967	5,825,317 / 1,213,111

Timothy K. Pistell	39,288	3,033,923	57,199 / 58,902	1,234,358 / 695,182

Robert P. Barker	7,500	641,700	74,030 / 27,000	2,462,777 / 435,250

The following table summarizes long term incentive awards by the Corporation during the fiscal year ended June 30, 2006 to each of the executive officers identified in the Summary Compensation Table on page 12 under the Corporation's Performance Bonus Plan:

Long Term Incentive Plan - Awards in Fiscal 2006

	Number of Shares (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
Name			Threshold (#)	Target (#)	Maximum (#)
Donald E. Washkewicz	33,200(a)	3 Years	0	33,200	66,400

Nickolas W. Vande Steeg	14,275(a)	3 Years	0	14,275	28,550

John D. Myslenski	11,300(a)	3 Years	0	11,300	22,600

Timothy K. Pistell	7,925(a)	3 Years	0	7,925	15,850

Robert P. Barker	5,500(a)	3 Years	0	5,500	11,000

(a)	Target awards under the Corporation’s 2006-07-08 LTIP during the last fiscal year were made in the form of performance-based restricted shares and entitle each executive officer to receive an award, the amount of which is determined by comparing the Corporation's results to the performance of the Performance Comparison Group for the following weighted performance measures: (i) compound annual revenue growth (20% weight); (ii) compound annual growth in fully diluted earnings per share (40% weight); and (iii) average return on invested capital (40% weight) for the three fiscal years ending June 30, 2008. The threshold, target and maximum payouts result from the performance at the 45th, 55th and 75th percentile, respectively, relative to the Performance Comparison Group. Awards are payable in August 2008. Awards will be paid in restricted stock unless the executive officer elects to defer the amount earned under the LTIP award pursuant to the EDP. Executive officers who are retired at the time of payment will receive cash in lieu of restricted shares under the LTIP award, unless they deferred before their retirement. The Human Resources and Compensation Committee retains the ability to reduce the payout at its sole discretion.

Pension Plan Table

The following table summarizes the estimated annual benefits payable upon retirement to the executive officers identified in the Summary Compensation Table on page 12:

Years of Service
Remuneration	15 or more
$ 400,000	$220,000
600,000	330,000
800,000	440,000
1,000,000	550,000
1,200,000	660,000
1,400,000	770,000
1,600,000	880,000
1,800,000	990,000
2,000,000	1,100,000
2,200,000	1,210,000
2,400,000	1,320,000
2,600,000	1,430,000
2,800,000	1,540,000
3,000,000	1,650,000
3,200,000	1,760,000

The foregoing table sets forth the straight-life annuity payable under the Corporation's Supplemental Executive Retirement Benefits Program (the “Program”) at the normal retirement age of 65. The years of service under the Program for each of the executive officers identified in the Summary Compensation Table on page 12, at their respective retirement dates, will be as follows: Mr. Washkewicz, 43 years; Mr. Vande Steeg, 36 years; Mr. Myslenski, 43 years; Mr. Pistell, 43 years; and Mr. Barker, 42 years. The Program provides an annual benefit based upon the average of the participant’s three highest years of cash compensation (Base Salary, RONA Bonus and Target Incentive Bonus) with the Corporation. Benefits payable under the Program are based on calendar year compensation. Since the amounts set forth in the “Salary” and “Bonus” columns in the Summary Compensation Table on page 12 are determined on a fiscal year basis and since the amount set forth in the “Bonus” column for Mr. Barker in fiscal 2006 includes payment received under the Volume Incentive Plan (which is not included in determining benefits under the Program), the amounts set forth in the Summary Compensation Table do not reflect the benefits payable under the Program. If the benefits were to be payable to each of the named participants based on retirement as of June 30, 2006, the average of the three highest calendar years of cash compensation included in determining benefits under the Program for each of the named participants would be as follows: Mr. Washkewicz, $1,956,236; Mr. Vande Steeg, $1,123,076; Mr. Myslenski, $973,919; Mr. Pistell, $709,288; and Mr. Barker, $615,667. Benefits are subject to reduction for payments received under the Corporation’s Consolidated Pension Plan; 50% of primary social security benefits; and contributions by the Corporation to the Retirement Income Account, with deemed earnings at a specified rate, under the Corporation’s Savings Plan.

“Change in Control” Severance Agreements with Officers. The Corporation has entered into separate agreements (collectively, the “Agreements”) with Messrs. Washkewicz, Vande Steeg, Myslenski, Pistell and Barker that are designed to retain such executives and provide for continuity of management in the event of any actual or threatened change in the control of the Corporation. Each Agreement only becomes operative upon a “Change in Control” of the Corporation, as that term is defined in the Agreements, and the subsequent termination of the employment of the executive pursuant to the terms of the Agreement. A Change in Control of the Corporation shall be deemed to have occurred if and when: (i) subject to certain exceptions, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities eligible to vote for the election of the Board; (ii) during any period of twenty-four consecutive months, individuals who at the beginning of such twenty-four month period were Directors of the Corporation (the “Incumbent Board”) cease to constitute at least a majority of the Board of Directors of the Corporation, unless the election, or nomination for election, of any person becoming a Director subsequent to the beginning of such twenty-four month period was approved by a vote of at least two-thirds of the Incumbent Board; (iii) the Corporation enters into a merger, consolidation or other reorganization, or sells all its assets, unless (a) immediately following the business combination: (1) more than 50% of the total voting power eligible to elect directors of the resulting corporation is represented by shares that were Common Shares immediately prior to the business combination, (2) subject to certain exceptions, no person becomes the beneficial owner, directly or indirectly, of 20% or more of the voting power of the corporation resulting from the business combination, and (3) at least a majority of the members of the board of directors of the resulting corporation were members of the Incumbent Board at the time of the Board of Directors of the Corporation’s approval of the execution of the initial agreement providing for such business combination, or (b) the business combination is effected by means of the acquisition of Common Shares from the Corporation, and the Board of Directors of the Corporation approves a resolution providing expressly that such business combination does not constitute a “Change in Control”; or (iv) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

Each Agreement provides that, if the employment of the executive is terminated during the three years following a Change in Control of the Corporation, either by the Corporation without “Cause” (as defined in the Agreements) or by the executive for “Good Reason” (as defined in the Agreements and described below), the executive shall be entitled to receive (a) pro rata salary and bonus for the year of termination of employment; (b) severance pay equal to three times the executive’s annual salary and bonus; (c) continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for a period of three years; (d) to the extent not previously received, all amounts previously deferred under the Corporation’s non-qualified income deferral plans together with a “make whole” amount designed to compensate the executive for the lost opportunity to continue to defer receipt of such income (and the earnings thereon) pursuant to elections made under the EDP; and (e) a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code. “Good Reason” for termination of employment by the executive includes, without limitation, diminution in duties, reduction in compensation or benefits or relocation. In addition, termination of employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the Change in Control shall constitute Good Reason.

A Change in Control of the Corporation also has an effect under other executive compensation plans of the Corporation, as follows: (1) any outstanding unvested stock option held by an executive vests immediately upon a Change in Control; (2) any outstanding unvested shares of restricted stock issued or unvested EDP amounts credited to an executive pursuant to the Corporation’s LTIP vest immediately in the event of a Change in Control; (3) any outstanding LTIP award to an executive will be paid in full in cash upon a Change in Control, at the target amount or on the basis of corporate financial performance to the date of the Change in Control, whichever is greater; (4) upon a Change in Control, all amounts previously deferred by the executive under the EDP, together with the “make whole” amount (described in subsection (d) of the preceding paragraph), will be paid to the executive; (5) upon a Change in Control, all shares the receipt of which were previously deferred by the executive under the Stock Option Deferral Plan will be issued to the executive; and (6) upon a Change in Control, each participant under the Corporation’s Supplemental Executive Retirement Benefits Program (the “Program”) will receive three additional years of age and service credit under the Program and will receive a lump-sum payment equal to the present value of the participant’s vested benefit under the Program.

Common Share Price Performance Graph

The following graph sets forth a comparison of the cumulative total shareholder return on the Corporation’s Common Shares with the S&P 500 Index and the S&P 500 Industrial Machinery Index during the period June 30, 2001 through June 30, 2006, assuming the investment of $100 on June 30, 2001, and the reinvestment of dividends.

RATIFICATION OF THE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors recommends ratification of its appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the financial statements of the Corporation as of and for the fiscal year ending June 30, 2007. PwC has conducted the annual audit of the Corporation’s accounts since its organization in 1938. A representative of PwC is expected to be present at the Annual Meeting of Shareholders with an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Ratification of the appointment of PwC as the independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the votes present or represented, and entitled to vote on the proposal, at the Annual Meeting of Shareholders.

Audit Fees.    The aggregate fees billed by PwC for the fiscal years ending June 30, 2006 and June 30, 2005 for auditing the Corporation’s annual consolidated financial statements, reviewing the Corporation’s interim financial statements included in the Corporation’s Forms 10-Q filed with the Securities and Exchange Commission and services provided in connection with statutory and regulatory filings or engagements were $7.07 million and $7.71 million, respectively. During fiscal 2006 and fiscal 2005, PwC’s fees included $2.19 million and $2.02 million, respectively, for the audit of management’s assessment of the effectiveness of the Corporation’s Internal Control over Financial Reporting required under Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees.    The aggregate fees billed by PwC for audit and related services provided to the Corporation for the fiscal years ending June 30, 2006 and June 30, 2005 that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and are not included in “Audit Fees” above were $423,127 and $193,200, respectively. The fees billed related primarily to audit procedures required to respond to or comply with financial, accounting or regulatory reporting matters and internal control reviews and reporting requirements.

Tax Fees.    The aggregate fees billed by PwC for professional services rendered for tax compliance, tax advice and tax planning services provided to the Corporation for the fiscal years ending June 30, 2006 and June 30, 2005 were $2.39 million and $1.86 million, respectively. The fees billed related primarily to federal, state, local and international tax planning, advice and compliance, tax due diligence related to acquisitions and divestitures, and expatriate reviews.

All Other Fees.    The aggregate fees billed by PwC for products and services provided to the Corporation that are not included in the above categories for the fiscal years ending June 30, 2006 and June 30, 2005 were $0 and $7,360, respectively. The fees billed related primarily to treasury advisory services and training on technical and regulatory pronouncements.

Audit Committee Pre-Approval Policies and Procedures.    In accordance with the Securities and Exchange Commission’s rules issued pursuant to the Sarbanes Oxley Act of 2002, which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by the Corporation’s independent registered public accounting firm, the Audit Committee has adopted a formal policy on Auditor Independence requiring the approval by the Audit Committee of all professional services rendered by the Corporation’s independent registered public accounting firm. The policy specifically pre-approves certain services up to a budgeted amount to be determined annually by the Audit Committee. All other services require Audit Committee approval on a case-by-case basis.

All of the services described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees,” were approved by the Audit Committee in accordance with the Corporation’s formal policy on Auditor Independence.

The Board of Directors unanimously recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending June 30, 2007.

SHAREHOLDER PROPOSAL

REGARDING THE ANNUAL ELECTION OF DIRECTORS

The Board of Directors unanimously recommends a vote AGAINST this proposal.

This proposal has been submitted by UNITE HERE National Retirement Fund, with administrative offices at 730 Broadway, New York, NY 10003. UNITE HERE National Retirement Fund is an institutional investor in the Corporation beneficially holding 6,200 shares of the Corporation’s common stock as of August 31, 2006. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.

Proposal Resolution

That the stakeholders request that the Board of Directors take the steps necessary to declassify the election of Directors by ensuring that in future Board elections directors are elected annually and not by classes as is now provided. The declassification shall be phased in so that it does not effect the unexpired terms of Directors previously elected.

Proponents Supporting Statement

This resolution requests that the Board end the present staggered board system which elects approximately one-third of Directors each year and instead ensure that all Directors are elected annually. Last year, over seventy-eight percent of votes cast, and sixty-five percent of outstanding shares voted in favor of this proposal.

Our Board has not yet moved to implement the resounding preference of stockholders. Corporate governance advisors and advocates are clear on the importance of responding to stockholder votes. The Council for Institutional Investors stated, “Boards should take actions recommended in shareholder proposals that receive a majority of votes cast for and against. If shareholder approval is required for the action, the board should submit the proposal to a binding vote at the next shareholder meeting.” Proxy evaluation service Institutional Shareholder Services takes Board responsiveness so seriously that its 2006 proxy voting guidelines include a policy to withhold votes from all continuing board members if, “The board failed to act on a shareholder proposal that received approval by a majority of the shares outstanding the previous year.”

The reasons to support declassification still stand. Increasingly, institutional investors including California’s Public Employees Retirement System, New York City and New York State pension funds, the Council of Institutional Investors, Institutional Shareholder Services, and many others call for the end of the classified board system. Shareholder resolutions to end classified boards averaged 69% of votes cast in 2004, revealing strong investor support.

In 2005, 64 companies presented management proposals on board declassification. Pfizer changed its staggered board through a shareholder vote, which passed with 84%. Pfizer’s 2003 proxy statement stated:

“The Board of Directors examined the arguments for and against continuation of the classified board, in light of the size and financial strength of the company, listened to the views of a number of its shareholders, and determined that the classified board should be eliminated. The Board believes that all Directors should be equally accountable at all times for the company’s performance and that the will of the majority of shareholders should not be impeded by a classified board. The proposed amendment will allow shareholders to review and express their opinions on the performance of all Directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership and our policies and long-term strategic planning should not be affected.”

We also believe the Compensation, Nominating, and Audit Committees—as well as the full Board—need to be fully and annually accountable to shareowners.

We urge you to vote FOR this reform.

Board of Directors Response

The Board of Directors evaluates corporate governance issues affecting the Corporation on a regular basis, including whether to maintain the Corporation’s classified Board structure. After careful consideration, including consideration of the results of the proposal presented at the October 2005 Annual Meeting of Shareholders,

the Board has again determined that it is in the best interests of the Corporation and its shareholders to maintain the classified Board structure for the reasons set forth below and recommends a vote AGAINST this proposal.

Board Commitment to Excellence.    The Corporation’s Board of Directors is committed to continuing and enhancing the Corporation’s superior performance. The Corporation reported new records in sales, earnings and cash flow from operations for fiscal year 2006. Sales exceeded $9 billion for the first time in the Corporation’s 88-year history; diluted earnings per share for the year were also at an all-time high; and cash flow from operations reached a record $954.6 million, surpassing last year’s record of $853.5 million. Furthermore, the Corporation has increased its annual dividends paid to shareholders for 50 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 Index.

Stability and Continuity.    Staggered terms for Board members are designed to provide stability, enhance long-term planning and ensure that, at any given time, there are Directors serving on the Corporation’s Board who are familiar with the Corporation, its business, and its strategic goals. An experienced and knowledgeable Board is better equipped to make decisions in the best interests of shareholders. Staggered terms give new directors an opportunity to gain knowledge about the Corporation’s business from continuing directors. The Board believes that electing directors to staggered three-year terms enhances long-term strategic planning. If all directors were elected annually, a majority of directors could be replaced each year, which could result in a Board composed of directors who are unfamiliar with the Corporation and its business strategies. This could jeopardize the Corporation’s long-term strategies and growth plans. Maintaining three-year terms for directors also assists the Corporation in attracting director candidates who are interested in making a longer-term commitment to the Corporation.

Accountability to Shareholders.    Every Director is required to uphold his or her fiduciary duties to our shareholders and the Corporation, regardless of how often he or she stands for election. In addition, the corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules have increased significantly the Board’s responsibilities to shareholders. Our Directors are not less accountable to the shareholders or the Corporation because they are not re-elected every year. Accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. The existence of three-year terms for directors also assists the Corporation in attracting director candidates who are willing to make a longer-term commitment to the Corporation.

Enhances the Independence of the Board.    It is the Board’s opinion that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-management directors. It permits them to act independently and on behalf of shareholders without worrying whether they will be re-nominated by the other members of the Board each year. The freedom to focus on the long-term interests of the Corporation instead of on the re-nomination process leads to greater independence and better governance.

Protection against Certain Takeovers.    A third party’s unfriendly or unsolicited effort to take over or restructure the Corporation may not be in the best interests of the shareholders. A classified Board encourages such third parties to negotiate at arms length with the Board. It gives the Board the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate the best result for all shareholders and consider alternative proposals. Having a classified Board does not prevent unsolicited takeover attempts, but by reducing the threat of imminent removal, it positions the incumbent Board to negotiate terms to maximize the value of the transaction to all shareholders.

Common among Large Public Companies.    Although some large public corporations have de-classified their boards of directors, classified boards of directors remain very common among large public corporations. According to the 2004 report by the Investor Responsibility Research Center, 60% of the companies in the S&P 500 have classified boards.

Recommendation Only.    Shareholders should be aware that this shareholder proposal is simply a request that the Board take the actions stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Board of Directors and, therefore, its approval would not necessarily effectuate the declassification of the Board of Directors. Under Ohio law, to change the structure of the Corporation’s Board of Directors, the shareholders must approve an amendment to the Corporation’s Code of Regulations.

The Board believes that a classified board is appropriate for the Corporation and will serve and protect shareholders’ interests successfully as it has for decades.

The Board of Directors unanimously recommends a vote AGAINST the proposal to declassify the election of Directors.

PRINCIPAL SHAREHOLDERS OF THE CORPORATION

The following table sets forth, as of August 31, 2006 except as otherwise indicated, the name and address of each person believed to be a beneficial owner of more than 5% of the Common Shares of the Corporation, the number of shares and the percentage so owned, as well as the beneficial ownership of Common Shares of the Corporation by the Directors, the executive officers of the Corporation named in the Summary Compensation Table on page 12, and all Directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (a)		Percentage of Class (b)

Wellington Management Company, LLP 75 State Street Boston, MA 02109	9,095,698	(c)	7.57%

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	6,135,000	(d)	5.10%

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	6,775,620	(e)	5.63%

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	11,478,675	(f)	9.55%

D. E. Collins	179,490	(g)
W. E. Kassling	15,571	(h)
R. J. Kohlhepp	12,033	(i)
P. W. Likins	22,036	(j)
G. Mazzalupi	13,911	(k)
K. P. Müller	13,985	(l)
C. M. Obourn	9,036	(i)
J. M. Scaminace	1,646	(m)
W. R. Schmitt	22,703	(n)
M. I. Tambakeras	3,041	(m)

D. E. Washkewicz	812,916	(o)
N. W. Vande Steeg	259,382	(p)
J. D. Myslenski	237,173	(q)
T. K. Pistell	133,245	(r)
R. P. Barker	97,674	(s)

All Directors and executive officers as a group (32 persons)	2,670,943	(t)	2.2%

(a)	Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(b)	No Director or executive officer beneficially owned more than 1% of the Corporation’s Common Shares as of August 31, 2006.

(c)	Pursuant to a statement filed by Wellington Management Company, LLP with the Securities Exchange Commission (“SEC”) in accordance with Rule 13d-1(b) of the Securities and Exchange Act of 1934 (“Exchange Act”), Wellington Management Company, LLP has reported that, as of December 30, 2005, it had shared voting power over 4,345,045 Common Shares and shared investment power over 9,095,698 Common Shares.

(d)	Pursuant to a statement filed by Capital Research and Management Company with the SEC in accordance with Rule 13d-1(b) of the Exchange Act, Capital Research and Management Company has reported that, as of December 30, 2005, it had sole voting power over 835,000 Common Shares and sole investment power over 6,135,000 Common Shares.

(e)	Pursuant to a statement filed by Barclays Global Investors, NA with the SEC in accordance with Rule 13d-1(b) of the Exchange Act, Barclays Global Investors, NA has reported on behalf of itself and its affiliates: Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Capital Securities Limited, and Palomino Limited, that as of December 31, 2005, it had sole voting power over 5,951,234 Common Shares and sole investment power over 6,775,620 Common Shares.

(f)	Pursuant to a statement filed by Lord, Abbett & Co. LLC with the SEC in accordance with Rule 13d-1(b) of the Exchange Act, Lord, Abbett & Co. LLC has reported that, as of December 30, 2005, it had sole voting power over 11,478,675 Common Shares and sole investment power over 11,478,675 Common Shares.

(g)	This amount includes 41,850 Common Shares owned solely by Mr. Collins’ spouse and 68,400 Common Shares subject to options exercisable on or prior to October 30, 2006 granted under the Corporation’s 1993 Stock Incentive Program.

(h)	This amount includes 4,500 Common Shares owned jointly by Mr. Kassling and his spouse and 7,525 Common Shares subject to options exercisable on or prior to October 30, 2006 granted under the Corporation’s Non-Employee Directors stock option plans.

(i)	These amounts include 6,825 Common Shares subject to options exercisable by each of Mr. Kohlhepp and Ms. Obourn on or prior to October 30, 2006 granted under the Corporation’s Non-Employee Directors stock option plans.

(j)	This amount includes 2,417 Common Shares owned jointly by Dr. Likins and his spouse as co-trustees of a revocable family trust and 11,225 Common Shares subject to options exercisable on or prior to October 30, 2006 granted under the Corporation’s Non-Employee Directors stock option plans.

(k)	This amount includes 9,475 Common Shares subject to options exercisable by Mr. Mazzalupi on or prior to October 30, 2006 granted under the Corporation’s Non-Employee Directors stock option plans.

(l)	This amount includes 5,777 Common Shares subject to options exercisable by Mr. Müller on or prior to October 30, 2006 granted under the Corporation’s Non-Employee Directors stock option plans.

(m)	These amounts include 1,375 Common Shares subject to options exercisable by each of Messrs. Scaminace and Tambakeras on or prior to October 30, 2006 granted under the Corporation’s Non-Employee Directors stock option plans.

(n)	This amount includes 222 Common Shares owned by Mr. Schmitt’s son and 8,526 Common Shares subject to options exercisable on or prior to October 30, 2006 granted under the Corporation’s Non-Employee Directors stock option plans.

(o)	This amount includes 989 Common Shares which represents Mr. Washkewicz’s proportionate interest in his mother’s revocable trust, 27,390 shares owned indirectly by Mr. Washkewicz through the Pamela Washkewicz Revocable Trust, 23,823 Common Shares as to which Mr. Washkewicz holds voting power pursuant to the Corporation’s Retirement Savings Plan as of June 30, 2006, and 622,390 Common Shares subject to options or options with tandem stock appreciation rights exercisable on or prior to October 30, 2006 granted under the Corporation’s stock option plans. Mr. Washkewicz has disclaimed beneficial ownership of 3,780 shares owned by his children.

(p)	This amount includes 3,561 Common Shares as to which Mr. Vande Steeg holds voting power pursuant to the Corporation’s Retirement Savings Plan as of June 30, 2006 and 178,969 Common Shares subject to options or options with tandem stock appreciation rights exercisable on or prior to October 30, 2006 granted under the Corporation’s stock option plans.

(q)	This amount includes 4,951 Common Shares as to which Mr. Myslenski holds voting power pursuant to the Corporation’s Retirement Savings Plan as of June 30, 2006 and 131,400 Common Shares subject to options or options with tandem stock appreciation rights exercisable on or prior to October 30, 2006 granted under the Corporation’s stock option plans.

(r)	This amount includes 80,616 Common Shares subject to options or options with tandem stock appreciation rights exercisable on or prior to October 30, 2006 granted to Mr. Pistell under the Corporation’s stock option plans.

(s)	This amount includes 180 Common Shares owned jointly by Mr. Barker and his spouse as co-trustees of a family trust, 4,205 Common Shares as to which Mr. Barker holds voting power pursuant to the Corporation’s Retirement Savings Plan as of June 30, 2006 and 89,697 Common Shares subject to options or options with tandem stock appreciation rights exercisable on or prior to October 30, 2006 granted under the Corporation’s stock option plans.

(t)	This amount includes 92,636 Common Shares for which voting and investment power are shared, 87,869 Common Shares as to which all executive officers as a group hold voting power pursuant to the Corporation’s Retirement Savings Plan as of June 30, 2006, and 1,815,853 Common Shares subject to options or options with tandem stock appreciation rights exercisable on or prior to October 30, 2006 granted under the Corporation’s stock option plans held by all Directors and executive officers as a group.

SHAREHOLDERS’ PROPOSALS

The Corporation must receive at the Corporation’s principal executive offices by May 28, 2007 any proposal of a shareholder intended to be presented at the 2007 Annual Meeting of Shareholders of the Corporation (the “2007 Meeting”) and to be included in the Corporation’s proxy, notice of meeting and proxy statement related to the 2007 Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted to the Corporation by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act (“Non-Rule 14a-8 Proposals”) in connection with the 2007 Meeting must be received by the Corporation by August 11, 2007 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Corporation’s proxy related to the 2007 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Corporation after August 11, 2007. The Corporation’s proxy related to the 2006 Annual Meeting of Shareholders gives discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Corporation after August 12, 2006.

Procedures for Submission and Consideration of Director Candidates. The Corporate Governance and Nominating Committee will consider shareholder recommendations for nominees for election to the Corporation’s Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, and must be received at the Corporation’s executive offices on or before June 30 of each year in anticipation of the following year’s Annual Meeting of Shareholders. All shareholder recommendations for director nominees must set forth the following information:

1.	The name and address of the shareholder recommending the candidate for consideration as such information appears on the records of the Corporation, the telephone number where such shareholder can be reached during normal business hours, the number of Common Shares owned by such shareholder and the length of time such shares have been owned by the shareholder; if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.	Complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of the Corporation;

4.	The disclosure of any relationship of the candidate being recommended with the Corporation or any of its subsidiaries or affiliates, whether direct or indirect;

5.	A description of all relationships, arrangements and understandings between the proposing shareholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and

6.	A written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to the Corporation’s undertaking of an investigation into that individual’s background, education, experience and other qualifications in the event that the Corporate Governance and Nominating Committee desires to do so, has consented to be named in the Corporation’s proxy statement and has consented to serve as a director of the Corporation, if elected.

There are no specific qualifications or specific qualities or skills that are necessary for directors of the Corporation to possess. In evaluating director nominees, the Corporate Governance and Nominating Committee (or a successor committee) will consider such factors as it deems appropriate, and other factors identified from time to time by the Board of Directors. The Corporate Governance and Nominating Committee will consider the entirety of each proposed director nominee’s credentials. As a general matter, the Committee will consider factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of the Board of Directors and other new director candidates. The Corporate Governance and Nominating Committee’s goal in selecting directors for nomination to the Board of Directors is generally to seek a well-balanced membership that combines a variety of experience, skill and intellect in order to enable the Corporation to pursue its strategic objectives.

The Corporate Governance and Nominating Committee will consider all information provided to it that is relevant to a candidate’s nomination as a director of the Corporation. Following such consideration, the Committee may seek additional information regarding, and may request an interview with, any candidate who it wishes to continue to consider. Based upon all information available to it and any interviews it may have conducted, the Committee will meet to determine whether to recommend the candidate to the Board of Directors. The Committee will consider candidates recommended by shareholders on the same basis as candidates from other sources.

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The Committee regularly reviews the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the Committee will consider various potential candidates. Candidates may be recommended by current members of the Board of Directors, third-party search firms or shareholders. During the past fiscal year, the Corporate Governance and Nominating Committee retained Howard & O’Brien Associates, Inc. as a search firm to assist in locating, interviewing, and evaluating potential Board candidates. The Corporate Governance and Nominating Committee generally does not consider recommendations for director nominees submitted by individuals who are not affiliated with the Corporation. In order to preserve its impartiality, the Corporate Governance and Nominating Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.

Communications with Directors. The Corporation’s security holders and other interested parties may communicate with the Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to the business of the Corporation and/or its subsidiaries, or communications that relate to improper or irrelevant topics.

GENERAL

The Board of Directors knows of no other matters which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters.

The Corporation will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation by mail, officers and other employees of the Corporation may solicit the return of proxies. The Corporation will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to beneficial owners of Common Shares. The Corporation will, upon request, reimburse them for their expenses in so doing. The Corporation has retained Georgeson Inc., 88 Pine Street, Wall Street Plaza, 30th Floor, New York, New York, to assist in the solicitation of proxies at an anticipated cost of $15,500, plus disbursements.

You are urged to vote your proxy promptly by internet, telephone or mail by following the instructions on the enclosed proxy card in order to make certain your shares will be voted at the meeting. Common Shares represented by properly voted proxies will be voted in accordance with any specification made thereon and, if no specification is made, will be voted in favor of the election of the four nominees for Directors in the class whose three-year term of office will expire in 2009; in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending June 30, 2007; and against the shareholder proposal to declassify the election of Directors. Abstentions and broker non-votes are counted in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal which requires the affirmative vote of a certain number of Common Shares, as each abstention or broker non-vote would be one less vote in favor of a proposal. You may revoke your proxy at any time prior to the close of voting at the Annual Meeting of Shareholders by giving notice to the Corporation in writing, in open meeting, or by internet or telephone as set forth on the proxy card, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your proxy.

The Annual Report of the Corporation, including financial statements for the fiscal year ended June 30, 2006, is being mailed to shareholders with this Proxy Statement. If a single copy of the Annual Report and Proxy Statement was delivered to an address that you share with another shareholder, you may request a separate copy by notifying us in writing or by telephone at: Parker-Hannifin Corporation, Corporate Communications, 6035 Parkland Boulevard, Cleveland, Ohio 44124, (216) 896-3000.

You can elect to view future Parker-Hannifin Corporation Annual Reports and Proxy Statements over the internet, instead of receiving paper copies in the mail. Providing these documents over the internet will save the Corporation the cost of producing and mailing them. If you give your consent, in the future, when, and if, material is available over the internet, you will receive notification which will contain the internet location where the material is available. There is no cost to you for this service other than any charges you may incur from your internet provider, telephone and/or cable company. To give your consent, follow the prompts when you vote by telephone or over the internet or check the appropriate box located at the bottom of the enclosed proxy card when you vote by mail. Once you give your consent, it will remain in effect until you inform us otherwise. If at any time you would like to receive a paper copy of the Annual Report or Proxy Statement, please contact Corporate Communications at the address or telephone number provided above.

By Order of the Board of Directors

Thomas A. Piraino, Jr. Secretary

September 25, 2006

Appendix A

PARKER-HANNIFIN CORPORATION

AUDIT COMMITTEE CHARTER

Purposes of the Committee

The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibility relating to (a) the Corporation’s financial reporting principles and policies and internal audit controls and procedures; (b) the integrity of the Corporation’s financial statements and audits thereof; (c) the independence qualifications and performance of the outside auditors; and (d) the Corporation’s compliance with legal and regulatory requirements. The Audit Committee shall prepare the report required by the Securities and Exchange Commission rules to be included in the Corporation’s annual proxy statement. The Audit Committee will also assist in other matters as may from time to time be specifically delegated to the Audit Committee by the Board.

While the Audit Committee has the powers and responsibilities set forth in this Charter, it is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles, which is the responsibility of management and the outside auditors.

Composition of the Committee

Number. The Audit Committee shall consist of at least three (3) members.

Qualifications. Each Committee member shall meet the independence and financial literacy criteria established for audit committee members under the listing standards and rules of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. At least one member of the Audit Committee shall satisfy the financial expertise requirements set forth in the rules and regulations of the Commission. Each Audit Committee member shall serve on no more than two (2) other audit committees of public companies.

Appointment. The members and the Chairman of the Audit Committee shall be appointed by the Board (based on nominations made by the Corporation’s Nominating and Corporate Governance Committee). Audit Committee members shall serve at the pleasure of the Board and for such term or terms as the Board may determine. Alternate members of the Audit Committee who shall also meet the aforementioned requirements, may, from time to time, be designated by the Board of Directors to take the place of any absent member or members of the Audit Committee.

Duties and Responsibilities of the Committee

1.	Outside Auditors. Select annually the outside auditors for the Corporation. The Audit Committee has the sole authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors, and approve all audit engagement fees, terms and services. The outside auditors shall report directly to the Audit Committee.

2.	Auditing Programs. Review with financial management and the outside and internal auditors the proposed auditing programs, their coordination of same, and costs for the ensuing year, including those for non-audit services by the outside auditors, and suggest changes in emphasis or scope as necessary.

3.	Non-Audit Engagements. Approve all non-audit engagements with the outside auditors, either through express prior review and approval or through the adoption of policies and procedures for engaging the outside auditors to perform non-audit services. Non-audit engagements with the outside auditors shall exclude, in any event, non-audit services prohibited by law.

4.

Relationships with Outside Auditors. Ensure the outside auditors prepare and deliver to the Audit Committee annually a formal written statement delineating all relationships between the outside auditors and the Corporation, addressing at least the matters set forth in Independence Standards Board Standard No. 1. Any disclosed relationships that may impact the objectivity and independence of the outside auditors must be discussed with the outside auditors. Recommend that the Board of Directors take appropriate action in response to the outside auditors’ report to satisfy itself of the auditors’ independence.

5.	Auditors’ Report. Obtain from the outside auditors annually a written report describing the firm’s internal quality control procedures and any material issues raised by its most recent internal quality control review or peer review or by any inquiry or investigation by governmental or professional authorities within the preceding five years with respect to any independent audits performed by the firm and any steps taken to deal with any such issues.

6.	Financial Reporting Issues. The Audit Committee must review (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and any major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in the light of material control deficiencies; (b) analyses prepared by management and/or the outside auditors setting forth significant financial reporting issues and judgments made in connection with the presentation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation; and (d) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP information), as well as review any financial information and earnings guidance provided to analysts and rating agencies.

7.	Annual Audited Financial Statements. Review and discuss with management and the outside auditors the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board of Directors whether the audited financial statements should be included in the Corporation’s Report on Form 10-K. The review should also cover the development of the Financial Section of the Annual Report to Shareholders, along with an explanation of significant variances from the prior year, accounting issues and estimates and whether management sought a second opinion on a significant accounting issue.

8.	Risk Management Issues. Review and discuss the Corporation’s policies with respect to financial, legal, operational and other enterprise risk management issues and the steps management has taken to monitor and control these exposures (but not including hedges, derivatives, insurance coverage and costs, which shall be the responsibility of the Finance Committee).

9.	Quarterly Financial Statements. Review and discuss with management and the outside auditors the quarterly financial statements prior to the filing of its Report on Form 10-Q.

10.	Auditors’ Assurance. Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934.

11.	Policy Improvements. Review with the outside and internal auditors their recommendations for improvements to accounting, internal control, adherence to Corporation policies, maintaining independence of audit activity, and assure that appropriate action is taken in response to these recommendations.

12.	Statement of Auditing Standards. Review and discuss with the outside auditors the matters to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit and their opinion on the quality of the Corporation’s accounting principles, as well as the quality of financial and accounting personnel and the internal audit staff, and any difficulties encountered in performing the audit and management’s response, including any restrictions on the scope of activities or access to requested information, any disagreements with management and significant issues discussed with the outside auditors’ national office. The Audit Committee is to decide all unresolved disagreements between management and the outside auditors regarding financial reporting.

13.	Accounting Policies. Review and discuss on a timely basis with the outside auditors the critical accounting policies and practices use, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and other material communications between the outside auditors and management, such as any management letter or schedule of unadjusted differences.

14.	Procedures for Complaints. Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, including enabling employees to submit concerns confidentially and anonymously regarding questionable accounting or auditing matters, and review management’s disclosure of any frauds that involve management or other employees who have a significant role in internal control.

15.	Rotation of Audit Partners. Ensure the rotation of the lead partner having primary responsibility for the audit and the reviewing audit partners of the outside auditors as required by law.

16.	Hiring Policies. Set clear policies for the Corporation’s hiring of employees or former employees of the outside auditors who participated in the audit of the Corporation.

17.	Government Contracts. Receive reports, as needed, from the Corporation’s Government Contracts Review Board with regard to contract compliance issues, internal or governmental audit findings, and adherence to the Defense Industry Initiatives (DII).

18.	Additional Reviews. Undertake, or cause to be undertaken, any additional reviews that it deems necessary to answer adequately any questions related to the above matters, and in such regard may retain appropriate professional consultation as desired.

19.	Reports to the Board. Report, regularly, to the full Board on the above matters.

20.	Proxy Statement. Prepare any report or other disclosures, including recommendations of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

Meetings of the Committee

The Committee shall meet in person or telephonically at least quarterly, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Chairman of the Committee will, in consultation with the other members of the Committee and appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing an agenda therefor and supervising the conduct thereof. A majority of the members of the Committee shall constitute a quorum for any meeting. In the event of a tie vote on any action to be taken during a meeting of the Committee, the vote of the Chairman will decide the issue. The Committee may also take any action permitted hereunder by unanimous written consent.

The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside legal counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall meet with the Corporation’s management, internal auditors and the outside auditors periodically in private sessions to discuss any matter that the Audit Committee, management, the outside auditors or such other persons believe should be discussed privately.

Delegation to Subcommittee

The Committee may, in its discretion, create subcommittees of its members and delegate to them a portion of its duties and responsibilities.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the sole authority to retain special counsel and other experts or consultants.

Annual Review of Charter

The Committee will conduct and review with the Board annually an evaluation of this Charter and recommend any changes to the Board. The Charter evaluation will be conducted by the Committee in such manner as the Committee, in its business judgment, deems appropriate.

Annual Performance Evaluation

The Committee will conduct and review with the Board annually an evaluation of the Committee’s performance with respect to the requirements of this Charter. This evaluation will include a list of proposed action items agreed with management for the upcoming year. The performance evaluation will be conducted by the Committee in such manner as the Committee, in its business judgment, deems appropriate.

Effective: August 16, 2006

Parker

Annual Meeting of Shareholders

Directions to Corporate Headquarters

Lake Erie
Cleveland
I-90
Rt. 6
Mayfield Rd. (322)
Richmond Rd.
I-271
Kirtland
Gates Mills
Landerhaven Corporate Ctr (Parker)
Cedar Rd.
Beachwood
Pepper Pike
Chagrin Blvd.
Chagrin Falls
I-480
Lander Rd.
Brainard Rd.
Cleveland Hopkins Airport
237
Snow Rd.
Rockside Rd.
Rt. 83
I-80
I-77
I-71
I-271
N

Mayfield Rd.
I-271 To I-90
Brainard Rd.
Lander Rd.
SOM Center Rd.
Parkland Blvd.
Parker Hannifin
Allen-Bradley Dr.
Gates Mills
To I-480 and Ohio Turnpike
Landerhaven Drive
Cedar Rd.
N

- ***From the North exiting at Cedar/Brainard:***
  Take I-271 south to exit 32 (Landerhaven). Turn left onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the North exiting at Mayfield Rd.:***
  Take I-271 south to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the South exiting at Cedar/Brainard:***
  Take I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the South exiting at Mayfield Rd.:***
  Take I-271 N to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From Cleveland Airport:***
  Take I-480 east to I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd; then left onto Cedar Rd. At second light make left onto Lander Rd; right on Parkland Blvd., turning left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From Downtown:***
  Take I-90 east to I-271 south to exit 32 (Landerhaven). Make left onto Brainard Rd., then left onto Cedar Rd. At second light, make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.

c/o National City Bank Shareholder Services Operations Locator 5352 P.O. Box 94509 Cleveland, OH 44193-4509	VOTE BY TELEPHONE
Have this Proxy Card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions presented to record your vote.
VOTE BY INTERNET
Have this Proxy Card available when you access the website http://www.cesvote.com, and follow the simple instructions presented to record your vote.
VOTE BY MAIL
Please mark, sign and date this Proxy Card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: http://www.cesvote.com	Vote by Mail Return this Proxy in the Postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on October 25, 2006 to be counted in the final tabulation.

If voting by telephone or Internet, please do not mail this proxy card.

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Proxy card must be signed and dated below.

ê     Please fold and detach card at perforation before mailing.     ê

PARKER-HANNIFIN CORPORATION	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on October 25, 2006.

The undersigned hereby appoints DONALD E. WASHKEWICZ, NICKOLAS W. VANDE STEEG, and THOMAS A. PIRAINO, JR., and any of them, as proxies to represent and to vote all shares of stock of Parker-Hannifin Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on October 25, 2006, and at any adjournment(s) thereof, on the proposals more fully described in the Proxy Statement for the Meeting in the manner specified herein and on any other business that may properly come before the Meeting.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing on behalf of a corporation or as a fiduciary, attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature(s)

Signature(s)

Date: , 2006

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You can elect to view future Parker-Hannifin Corporation Annual Reports and Proxy Statements over the Internet, instead of receiving paper copies in the mail. Providing these documents over the Internet can save the Corporation the cost of producing and mailing them. Participation is completely voluntary. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Proxy card must be signed and dated on the reverse side.

ê     Please fold and detach card at perforation before mailing.     ê

PARKER-HANNIFIN CORPORATION	PROXY

IF NO DIRECTIONS ARE GIVEN, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

1.	Election of Directors in the class whose three-year term of office will expire in 2009.

Nominees:	(1) Robert J. Kohlhepp	(2) Giulio Mazzalupi	(3) Klaus-Peter Müller	(4) Markos I. Tambakeras

❑ FOR all nominees listed above (except as otherwise marked above)			❑ WITHHOLD AUTHORITY to vote for all nominees listed above

(Instructions: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.)

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for FY07.

❑ FOR	❑ AGAINST	❑ ABSTAIN

3.	A shareholder proposal to declassify the election of Directors.

❑ FOR	❑ AGAINST	❑ ABSTAIN

IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

❑ I consent to view future shareholder communications over the Internet as stated above and in the Proxy